UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2009

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Science Center Drive, San Diego, California, 92121-1117

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Merger Agreement

On August 23, 2009, Ligand Pharmaceuticals Incorporated (the “Ligand”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Neurogen Corporation, a Delaware corporation (“Neurogen”) and Neon Signal, LLC, a direct wholly-owned subsidiary of Ligand (“Merger Sub”). Under the Merger Agreement, Ligand will acquire Neurogen pursuant to a reverse triangular merger, whereby Merger Sub will merge with and into Neurogen, with Neurogen as the surviving corporation (the “Merger”).

Under the terms of the Merger Agreement, Ligand will issue to Neurogen stockholders a number of Ligand shares equal to approximately $11 million divided by the average of the daily volume weighted average price of Ligand’s stock over the 20 day trading period ending three trading days before the Neurogen stockholders meeting with respect to the Merger, which result is then divided by the number of shares of Neurogen stock outstanding immediately before the Closing, subject to dollar for dollar adjustments for Neurogen’s net cash at Closing.

If Neurogen’s program for the development of Aplindore for the treatment of Restless Legs Syndrome and Parkinson’s disease (the “Aplindore Program”) is sold by Neurogen before the Merger, Neurogen stockholders will also receive in the Merger a pro-rata share of the cash and/or number of shares of third-party stock, as the case may be, paid by the buyer for the program. In addition, if the real properties currently owned by Neurogen (the “Real Estate”) are sold by Neurogen before the Merger, the net proceeds from the sale shall also be paid in the Merger to the holders of Neurogen common stock.

Neurogen’s stockholders will also receive, in the Merger, contingent value rights as described below.

Ligand and Neurogen each made representations, warranties and covenants in the Merger Agreement that are similar to those made by parties in similar business combinations. The representations and warranties contained in the Merger Agreement are made for the purposes of allocation of risk between the parties and as conditions to closing, may be subject to exceptions in a disclosure letter provided before the signing of the Merger Agreement, are not necessarily accurate or complete as made and should not be relied upon by any stockholders or potential investors.

The Merger is subject to customary closing conditions, including obtaining the approval of Neurogen’s stockholders, the absence of any development or event since the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either (in the case of Ligand’s obligation to close) Neurogen or (in the case of Neurogen’s obligation to close) Ligand; the effectiveness of a registration statement relating to the shares of Ligand common stock to be issued in the Merger; and holders of no more than 6,800,000 shares of Neurogen common stock being eligible to assert dissenters’ rights. The Boards of Directors of Ligand and Neurogen have approved the Merger and the Merger Agreement. Neurogen has agreed, unless the Merger Agreement is terminated earlier, to cause a stockholders meeting to be held, for the purpose of considering approval of the Merger and the Merger Agreement. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Neurogen may be required to pay a termination fee of $475,000, provided that in certain limited circumstances the termination fee may be either $225,000 or $362,500.

Ligand expects to incur substantial additional costs in connection with the Merger, including advisors’ fees and other transaction-related expenses.

Contingent Value Rights Agreements

At the closing of the Merger, Ligand, Neurogen and a rights agent will enter into four Contingent Value Rights Agreement (the “CVR Agreements”), the forms of which are attached to the Merger Agreement and are filed as Exhibits to this Current Report on Form 8-K. The CVR Agreements will set forth the rights that former Neurogen stockholders will have with respect to each CVR to be held by them after the closing of the Merger. Each Neurogen stockholder will receive one CVR under each of the four CVR Agreements for each share of Neurogen stock held. The CVRs will not be marketable by the former Neurogen stockholders.

Aplindore CVR

If the Aplindore Program is not sold or cancelled before the Merger, each Neurogen stockholder shall be issued one Aplindore CVR entitling him, her or it to receive (i) if the Aplindore Program is sold before the six month anniversary of the Merger, a pro-rata share of the cash and/or number of shares of third-party stock received by Ligand from the buyer of the Aplindore Program less the costs and expenses of sale; plus any amount remaining in an operating expense reserve account; or (ii) if the Aplindore Program is not sold before the six month anniversary of the Merger, any amount remaining in the operating expense reserve account.

H3 CVR

The H3 CVR Agreement provides for the payment of a pro rata portion of either (i) $4,000,000 in cash if Ligand licenses the Neurogen antagonist program intended to create an H3 receptor drug (the “H3 Antagonist Program”) on or before the third anniversary of the Merger, (ii) 50% of the net cash proceeds from a sale of such program if Ligand sells the program before the third anniversary of the Merger and before licensing the program and/or (iii) 50% of the net cash proceeds if an option agreement to either license or sell the H3 Antagonist Program is entered into, before the third anniversary of the Merger. If any such option to license is exercised, the three-year cutoff would be extended for the duration of the option and the $4,000,000, if payable, would be reduced by the option proceeds previously received by the H3 CVR holders.

Merck CVR

The Merck CVR Agreement provides for the payment of a pro rata portion of either (i) $3,000,000 in cash promptly after receipt by Ligand of the milestone payment from Merck Sharpe & Dohme Limited upon Merck’s initiation of a Phase III clinical trial of a vanilloid receptor subtype 1 (“VR1”) antagonist drug for the treatment of pain, as specified in a 2003 partnering agreement between Merck and Neurogen, or (ii) in the event Ligand sells to Merck the VR1 program before the initiation of any such Phase III trial, 50% of the net cash proceeds from such sale.

Real Estate CVR

The Real Estate CVR Agreement provides for the payment of a pro rata portion of the cash paid by any buyer of the Real Estate and received by Ligand on or before the six month anniversary of the Merger, less any costs and expenses reasonably incurred by Ligand in connection with such sale.

Stockholder Voting Agreements

As an inducement to Ligand and as a condition to Ligand’s entering into the Merger Agreement, each of Warburg Pincus Private Equity VIII, L.P., Stephen R. Davis, Julian C. Baker, Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Brothers Life Sciences, L.P. and FBB Associates (together, the “Stockholder Parties”), entered into Voting Agreements with Ligand (the “Voting Agreements”), whereby the Stockholder Parties agreed to vote all of the shares of Neurogen Common Stock beneficially owned by them in favor of adoption of the Merger Agreement and approval of the Merger and against any Acquisition Proposal or Superior Proposal (each as defined in the Merger Agreement). The Stockholder Parties also granted Ligand an irrevocable proxy to vote such shares in accordance with the preceding sentence. The Voting Agreements limit the ability of the Stockholder Parties to sell or otherwise transfer the shares of Neurogen Common Stock beneficially owned by them. As of August 23, 2009, the Stockholder Parties beneficially owned an aggregate of approximately 36.0% of the outstanding shares of Neurogen Common Stock. The Voting Agreements will terminate upon amendment, modification, change or waiver, which waiver is made at the request of, or with the consent of, Ligand that is not consented to by a Stockholder Party and results in (a) any change (adverse to the Stockholder Party) in the Merger Agreement Exchange Ratio, (b) any change (adverse to the Stockholder Party) to the economic terms of the CVRs as currently written, (c) any change to the Merger Agreement provisions governing the economic terms of any potential cash payment that may be paid to Neurogen’s stockholders before the Merger as permitted by the Merger Agreement, or (d) any change in the form of consideration payable pursuant to the Merger Agreement or the CVR Agreements as currently written.

Additional Information and Where to Find It

Ligand intends to file with the SEC a Registration Statement on Form S-4, which will include a proxy statement of Neurogen and other materials relevant to the proposed Merger and related transactions. The Registration Statement and related Neurogen proxy statement (when they become available), and any other documents filed by Ligand or Neurogen with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand by going to Ligand’s Investor Relations website page at www.ligand.com.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by Ligand announcing the Merger is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

The following exhibits are attached to this Current Report on Form 8-K:

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement and Plan of Merger, dated as of August 23, 2009, by and among Ligand Pharmaceuticals Incorporated, Neurogen Corporation, and Neon Signal, LLC

10.2	Form of Aplindore Contingent Value Rights Agreement

10.3	Form of H3 Contingent Value Rights Agreement

10.4	Form of Merck Contingent Value Rights Agreement

10.5	Form of Real Estate Contingent Value Rights Agreement

10.6	Form of Voting Agreement, dated August 23, 2009 (as to first two persons) or August 22, 2009 (as to last seven persons), entered into with Ligand Pharmaceuticals Incorporated by each of Warburg Pincus Private Equity VIII, L.P., Stephen R. Davis, Julian C. Baker, Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Brothers Life Sciences, L.P. and FBB Associates

99.1	Press release dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: August 24, 2009

	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of August 23, 2009, by and among Ligand Pharmaceuticals Incorporated, Neurogen Corporation, and Neon Signal, LLC

10.2	Form of Aplindore Contingent Value Rights Agreement

10.3	Form of H3 Contingent Value Rights Agreement

10.4	Form of Merck Contingent Value Rights Agreement

10.5	Form of Real Estate Contingent Value Rights Agreement

10.6	Form of Voting Agreement, dated August 23, 2009 (as to first two persons) or August 22, 2009 (as to last seven persons), entered into with Ligand Pharmaceuticals Incorporated by each of Warburg Pincus Private Equity VIII, L.P., Stephen R. Davis, Julian C. Baker, Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Brothers Life Sciences, L.P. and FBB Associates

99.1	Press release dated August 24, 2009